EXHIBIT 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

November 8, 2002

Dear Sir/Madam:

We have read Item 5 included in Form 10-Q dated November 14, 2002 of Copper Mountain Networks, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs one, three, four and five therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST& YOUNG LLP

Ernst & Young LLP

Copy to:  Michael O. Staiger, Chief Financial Officer, Copper Mountain Networks, Inc.